                                                                    Exhibit 3.14

                             CONSULTING AGREEMENT
                             --------------------

      THIS CONSULTING AGREEMENT ("Agreement") is made as of April 30, 1997, by and between Sky Games International Ltd., a Bermuda exempted company (the "Company"), and James P. Grymyr ("Consultant").

                                R E C I T A L S
                                ---------------

     A. The Company acquired certain assets used in the Business (as herein defined from Sky Games International Inc., a Nevada corporation controlled by Consultant ("SGII"), pursuant to an Asset Purchase Agreement dated November 7, 1991, as amended (the "Purchase Agreement").

     B. Consultant has provided various consulting and advisory services to the Company in connection with the Business since it was acquired from SGII and the Company desires for Consultant to continue providing such services.

     C. The Company and Consultant desire to (i) specify the terms of Consultant's role with the Company and (ii) provide for the protection of Confidential Information (as herein defined) and restrictions on Consultant during and following the Consulting Term (as herein defined).

                              A G R E E M E N T S
                              -------------------

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Adoption of Recitals. The parties hereto adopt the foregoing Recitals and agree and affirm that construction of this Agreement shall be guided thereby.

      2. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

          "Affiliate" of a Person means, a spouse or child of such Person, any other Person controlling, controlled by or under common control with such Person and any partner of such Person if such Person is a partnership and any member of such Person if such Person is a limited liability company;

          "Board" means the board of directors of the Company;

          "Business" means the development, sale and operation of content for in-flight entertainment systems (including, without limitation, gaming systems), and any other business conducted by the Company or any subsidiary;

          "Competing Business" means any business which is, in whole or in part, directly or indirectly, engaged in the Business;

          "Confidential Information" means any information of any kind relating to the Business,

                                                                    Exhibit 3.14

the Company Group or any Affiliates of a member of the Company Group except such information as (a) was publicly available prior to the date of this Agreement or becomes a part of the public domain, without fault or breach of Consultant, (b) was known to Consultant prior to this Agreement without any obligation of confidentiality by Consultant, (c) is rightfully obtained by Consultant from a third party who does not have any obligation of confidentiality with respect to such information or (d) Consultant is advised in writing by legal counsel that such information is required to be disclosed by law and then only such information as is required to be disclosed and only if Consultant has given the Company reasonable prior notice of the obligation prior to any disclosure;

          "Company Group" means the Company and its Subsidiaries;

          "Intellectual Property" shall mean all trade secrets, ideas, inventions, designs, developments, devices, methods and processes (whether or not patented or patentable, reduced to practice or included in the Confidential Information) and all patents and patent applications related thereto, all copyrights, copyrightable works and mask works (whether or not included in the Confidential Information) and all registrations and applications for registration related thereto, all Confidential Information, and all other proprietary rights contributed to, or conceived or created by, Consultant (whether alone or jointly with others) at any time during Consultant's engagement by the Company that: (a) relate to the Business or to the actual or anticipated research or development of the Company Group; (b) result from any work that Consultant performs for the Company; or (c) are created using the equipment, supplies or facilities of the Company or any Confidential Information.

          "Person" means an individual, a partnership, a corporation, a limited liability company or partnership, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government;

          "Subsidiary" means: (i) any Person of which the Company owns, directly or indirectly, securities having a majority of the voting power in electing the board of directors directly or through one or more subsidiaries (or, in the case of a partnership, limited liability company or other similar entity, securities conveying, directly or indirectly, a majority of the economic interests in such partnership or entity), or (ii) any other Person of which any member of the Company Group serves as general partner or managing member; and

          "Termination Date" means the date on which the Consulting Term expires or terminates or its terminated for any reason.

     3.   Engagement and Scope of Duties.
          -------------------------------

          (a) The Company hereby engages Consultant as a consultant to the Company, and Consultant hereby accepts such engagement, to provide the services described in paragraph (b) below, all on the terms and subject to the conditions set forth herein.

          (b) Consultant shall be reasonably available to the Board and executive officers of the Company to render, upon request, advice with respect to (i) the general supervision and

                                                                    Exhibit 3.14

     management of the Business as conducted by the Company Group, (ii) developing and integrating the products offered by the Company Group with the systems of its clients, and (iii) and protecting and promoting the reputation and goodwill of the Company Group and its products.

     4. Term. The term of the engagement of Consultant by the Company as a consultant under this Agreement (the "Consulting Term") shall:

          (a) commence as of the date hereof and shall expire on April 30, 1998; and

          (b) may be terminated by either party at any time: (a) by service of written notice of such termination not less than 45 days prior to the effective date of such termination; and (b) immediately upon a material breach of this Agreement by the other party.

     5.   Consulting Fee.

          (a) The Company shall issue Consultant five hundred eighty-six thousand seventy-seven (586,077) fully paid shares of common stock, par value Cdn.$01 per share, of the Company (the "Common Stock") as the sole consideration for all consulting services previously furnished by Consultant to the Company and for all services to be provided by Consultant to the Company hereunder. Consultant shall be reimbursed for all reasonable expenses incurred by Consultant in performing his services hereunder; provided he has received prior written authorization from the Chief Executive Officer to incur such specific expenses.

          (b) The Company shall deliver to Consultant as promptly as practicable but no later than May 30, 1997, a certificate representing the Common Stock to be issued to Consultant under this Agreement bearing the appropriate legends to indicate it is restricted stock.

          (c) All payments payable to or on behalf of Consultant hereunder shall be subject to such deductions and withholdings as required by applicable law and the Company shall deliver a Form 1099 to Consultant.

          (d) In the event this Agreement is terminated pursuant to Section 4(b), no part of the Common Stock paid pursuant to Section 5(a) as the fee hereunder shall be refunded to the Company.

          (e) In the event that Consultant sells, transfers, attempts to sell or attempts to transfer the Common Stock to be issued to Consultant under this Agreement within one year after issuance of the Common Stock in a manner which violates federal or state securities laws, including, without limitation, the 1933 Act (as herein defined), the Company shall have the right to repurchase the Common Stock at a price of one dollar ($1.00) per share.

     6. Covenants of Non-Competition and Non-Disclosure. Consultant acknowledges that: through his continuing service to the Company, he has had and will have and has learned and will learn valuable trade secrets and other proprietary information relating to the Business, including without limitation, Confidential Information; has been and will be exposed to and may have been and may be

                                                                    Exhibit 3.14


involved in creating Intellectual Property that may be subject to trade secret protection; and the services of Consultant are unique. Accordingly, as an inducement to the Company to enter into this Agreement and in consideration of the Company's agreement contained in Sections 4 and 5 hereof, Consultant covenants and agrees that:

          (a) from the date hereof and continuing for the lesser of (x) one (1) year from the Termination Date and (y) the longest time permitted by applicable law, neither Consultant nor any Affiliate of Consultant shall do any one or more of the following, directly or indirectly:

               (i) engage or participate (including by advertising and other forms of solicitation), anywhere in the world (Consultant hereby acknowledging that since the Company's customers are international airlines, the geographic scope of the Business as conducted by the Company Group is worldwide), as an owner, director, employee, partner, shareholder, consultant, or (without limitation by the specific enumeration of the foregoing) otherwise in any Competing Business; or

               (ii) take any actions which are calculated to persuade any current or potential customers, employees, representatives or agents of the Company Group to terminate their association with the Company; or

               (iii) hire, engage or in any way retain any person who was an employee, representative or agent of the Company Group at any time during the Consulting Term; and

          (b) during the time that he is engaged by the Company, and for the longest period permitted by law following the Termination Date, he will not divulge to persons not employed or engaged by the Company or use for his own benefit or the benefit of Persons not employed or engaged by the Company, any Confidential Information.

In the event of any breach of subsection (a) or (b) of this Section 6, the time period during which Consultant remains in breach of said subsection shall extend the term of each covenant contained in said subsection for the period of such breach. The foregoing covenants are in addition to, and shall not be construed to be in derogation of Consultant's obligations under the Purchase Agreement.

     7. Ownership. All Intellectual Property is, shall be and shall remain the exclusive property of the Company. Consultant hereby assigns to the Company all right, title and interest in and to the Intellectual Property; provided, however, that, when applicable, the Company shall own the copyrights in all copyrightable works included in the Intellectual Property pursuant to the "work-made-for-hire" doctrine (rather than by assignment), as such term is defined in the 1976 Copyright Act. All Intellectual Property shall be owned by the Company irrespective of any copyright notices or confidentiality legends to the contrary which may have been placed on such works by Consultant or others. Consultant shall ensure that all copyright notices and confidentiality legends on all Intellectual Property authored by Consultant shall conform to the Company's practices and shall specify the Company as the owner of the work.

     8. Return of Documents. Promptly upon the Termination Date, Consultant (or in the event

                                                                    Exhibit 3.14
of his death, his personal representative) shall, at the written request of the Company, return to the Company any and all copies (whether prepared by himself or by any member of the Company), of books, records, notes, materials, memoranda and other data containing or pertaining to Confidential Information or Intellectual Property, which are in his possession or control at the time of such termination or expiration. Consultant acknowledges that he does not have, nor can he acquire, any property rights or claims to any of such materials or the underlying data.

     9. Cooperation. At the request of the Company or any of its Affiliates made at any time or from time to time hereafter, Consultant (or in the event of his death, his personal representative) shall make, execute and deliver all applications, papers, assignments, conveyances, instruments or other documents and shall perform or cause to be performed such other lawful acts as the Company or any of its Affiliates may deem necessary or desirable to implement any of the provisions of this Agreement, and he shall give testimony and cooperate with the Company in any controversy or legal proceedings involving the Company or any of its Affiliates. The Company shall reimburse Consultant for his reasonable expenses which are incurred in connection with the giving of any such testimony.

    10. Representations and Warranties. Consultant hereby represents and warrants:

          (a) the Common Stock to be acquired by Consultant pursuant to this Agreement is and shall be acquired for such holder's own account, for investment purposes only and not with a present view to, or intention of, distribution or resale thereof in violation of the United States Securities Act of 1933, as amended (the "1933 Act") or any state securities laws and that, irrespective of any other provisions of this Agreement, such Common Stock shall be transferred only in compliance with all applicable federal and state securities laws, including, without limitation, the 1933 Act;

          (b) the shares of Common Stock to be received by Consultant hereunder are not registered under the 1933 Act and must be held until such shares of Common Stock are registered under the 1933 Act or an exemption from such registration is available; the Company shall have no obligation to take any actions that may be necessary to make available any exemption from registration under the 1933 Act; and the Company shall place "stop transfer" restrictions on the party responsible for recording transfers of shares of Common Stock in violation of the foregoing provisions of this paragraph;

          (c) Consultant is familiar with Rule 144 adopted by the United States Securities and Exchange Commission (the "SEC") which establishes guidelines governing, among other things, the resale of "restricted securities" (securities, such as shares of Common Stock acquired hereunder);

          (d) Consultant is able to evaluate the risks and merits of the transaction contemplated by this Agreement and of making an informed decision with respect thereto and has had an opportunity to ask questions and receive answers concerning the terms and conditions of this Agreement and to consult with legal counsel regarding this Agreement.

     11. Expenses. The Company shall reimburse Consultant for the reasonable professional fees and expenses of one (1) law firm and one (1) financial advisor incurred by him in connection with the

                                                                    Exhibit 3.14

negotiation, preparation, execution and delivery of this Agreement upon the presentation of proper invoices therefor (including supporting back-up such as itemization of expenses and time entries) in an aggregate amount not to exceed five thousand dollars ($5,000). The Company shall not be liable for any other costs or expenses incurred by Consultant in connection with this Agreement or the performance of his obligations hereunder.

     12. Enforcement. Consultant agrees and acknowledges that his violation or breach of the covenants contained in this Agreement shall cause the Company irreparable injury and, in addition to any other right or remedy available to the Company at law or in equity, the Company shall be entitled to enforcement by court injunction. Notwithstanding the foregoing sentence, nothing herein shall be construed as prohibiting the Company from also pursuing any other rights, remedies or defenses, for such breach or threatened breach including receiving damages and attorney's fees. The election of any remedy shall not be construed as a waiver on the part of the Company of any rights it might otherwise have at law or in equity. Said rights and remedies shall be cumulative.

     13. Construction. In the event any court shall finally hold that the time or territory or any other provision of this Agreement constitutes an unreasonable restriction against Consultant, Consultant agrees that the provisions hereof shall not be rendered void, but shall apply as to such time, territory, and other extent as such court may judicially determine or indicate constitutes a reasonable restriction under the circumstances involved.

     14.  Agreement Not a Partnership or Property Interest

          (a) The parties hereto intend by this Agreement solely to effect the engagement of Consultant as an independent contractor. No other relationship is intended to be created between the parties hereto. Nothing in this agreement shall be construed as (i) giving Consultant any rights as a partner in or owner of the Company, or (ii) entitling Consultant to control in any manner the conduct of the Company's business.

          (b) Nothing in this Agreement shall be deemed to create or constitute the relationship of employer and employee between the Company and Consultant. Consultant shall have no authority to act on behalf of or bind the Company.

     15. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by confirmed facsimile (provided, however, that notices delivered by facsimile shall only be effective if such notice is also delivered by hand, or mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier (charges prepaid), on or before two (2) business days after its delivery by facsimile) or by reputable overnight courier service (charges prepaid) to the recipient at the address indicated below:

                                                                    Exhibit 3.14
          To the Company:
          --------------

          Sky Games International Ltd.
          1115-595 Howe Street
          Vancouver, British Columbia V6C 2T5
          Attention: Chief Executive Officer
          Telecopier: (604) 687-8678

          With a copy to:
          --------------

          Altheimer & Gray
          10 South Wacker Drive
          Suite 4000
          Chicago, Illinois 60606
          Attention: Andrew W. McCune
          Telecopier: (312) 715-4800

          To Consultant at his last known address and information as disclosed by the books and record of the Company or such other address or information or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given, (a) if delivered in person, when so delivered, (b) if sent by facsimile or overnight courier, one business (1) day following transmission or delivery to courier (as the case may be), or (c) if mailed, three (3) days following deposit in the U.S. mail.

     16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one instrument.

     17. Number and Gender. As used in this Agreement and each schedule and exhibit attached hereto, the masculine, feminine and neuter gender and the singular or plural number shall be deemed to include the others whenever the context so indicates or requires.

     18. Descriptive Headings. Title headings are for reference purposes only and shall have no interpretive effect.

     19. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. Any amendments to this Agreement must be made in writing and duly executed by each of the parties or by an authorized representative or agent of each such party.

     20. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, representatives, successors and permitted assigns. The rights and obligations of Consultant under this Agreement shall not be assignable without the prior written consent of the Company.

                                                                    Exhibit 3.14

     21. Applicable Law. This Agreement shall be governed as to validity, construction and in all other respects by the laws of the State of Tennessee applicable to contracts made in that State.

                                     *****

                                                                    Exhibit 3.14

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.





                                        SKY GAMES INTERNATIONAL LTD.



                                        By:  /s/ Malcolm P. Burke
                                             -----------------------------
                                        Its: President


                                             /s/ James P. Grymyr
                                             -----------------------------
                                             James P. Grymyr